Exhibit 99.2

NOVA MINERALS CORP

OPTION GRANT NOTICE

(Non-Plan)

(Exchanged Option)

Nova Minerals Limited recently completed a scheme of arrangement under Australian law to redomicile to the State of Nevada, United States (the “Scheme of Arrangement”). Under the Scheme of Arrangement, Nova Minerals Corp (the “Company”) became the new parent company of Nova Minerals Limited, and the option you were previously granted by Nova Minerals Limited (the “Pre-Schemes Option”) was exchanged for an option to purchase shares of the common stock of the Company (“Common Stock” and such option to purchase shares of Common Stock, the “Option”). In connection with the exchange, the number of shares subject to your Pre-Schemes Option has been adjusted, effective as of the Grant Date below, so that, for every 12 shares subject to the Pre-Schemes Option, you now hold an Option to purchase one share of Common Stock, with any fractional share rounded down to the nearest whole share. The per-share exercise price of the Option has similarly been adjusted and converted to U.S. Dollars. By signing below, you agree to the exchange terms for the Option and agree that the Option is subject to all the terms and conditions set forth in this Option Grant Notice (this “Grant Notice”) and the attached Option Agreement, which documents are also intended to serve as an Option Exchange Deed as referenced in the Scheme of Arrangement.

Holder:

Original Grant Date of the Pre-Schemes Option:

Grant Date of Option (As Exchanged):	June 16, 2026

Vesting Commencement Date:	Not applicable

Total Number of Shares Subject to Option (Post-Exchange):

Class A Options:

Class B Options:

Class C Options:

Class D Options:

Exercise Price (per Share) (Post-Exchange):	US$

Option Expiration Date:

Vesting Schedule: Subject to your continuous employment or service with the Company, the Option will vest and become exercisable as set forth on Exhibit A to this Grant Notice. Vesting must occur by no later than the Option Expiration Date.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice and the Option Agreement (including any exhibits and appendices thereto). You further acknowledge that this Grant Notice and the Option Agreement set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject, except as expressly referenced herein. By executing below, you consent to receive the documents related to the Option by electronic delivery.

the company:

NOVA MINERALS CORP

By:
Name:
Title:

OPTIONEE:

(Signature)

(Print Name)

Email:

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EXHIBIT A

Option Vesting Schedule

[To insert applicable vesting schedule]

Notwithstanding the foregoing, the Option will become fully vested upon a Change in Control of the Company (as the term “Change in Control” is defined in the Company’s Equity Incentive Plan).

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NOVA MINERALS CORP

OPTION AGREEMENT

(Non-plan)

(Exchanged Option)

As set forth in the Grant Notice, you hold an Option to purchase shares of Common Stock (the “Shares”), which, as adjusted pursuant to the terms of the Scheme of Arrangement, is subject to the terms set forth in your Option Grant Notice, including Exhibit A thereto (the “Grant Notice”), and this Option Agreement (together with the Grant Notice, this “Agreement”). Capitalized terms not defined in this Option Agreement but defined in the Grant Notice have the same definitions as in the Grant Notice.

The details of the Option are as follows:

1. Vesting and Exercisability. The Option will vest and become exercisable as set forth in Exhibit A to the Grant Notice. On your termination of employment or service (“Termination of Service”), vesting will cease, and the portion of the Option that is unvested on the date of your Termination of Service will automatically terminate and be forfeited for no consideration. Similarly, any portion of the Option that does not become vested as set forth on Exhibit A to the Grant Notice prior to the outside date for vesting set forth on Exhibit A (or any earlier Termination of Service) will automatically terminate and be forfeited for no consideration. The Option may be exercised while outstanding only as to the vested portion.

2. Compliance with Laws. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless (a) the Shares subject to the Option are registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if the Shares are not then so registered, the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Securities Act, and (b) such exercise complies with all other applicable laws.

3. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option or the acquisition or sale of the Shares. The Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of the Option, including without limitation under Section 409A of the U.S. Internal Revenue Code of 1986, as amended. You should consult with your personal tax, legal and financial advisors for any such advice.

4. Procedure for Exercise. You may exercise the Option by:

(a) Giving notice to the Company, in a form and substance satisfactory to the Company, stating your election to exercise the Option and the number of Shares you are purchasing;

(b) Providing full payment of the Exercise Price for the Shares you are purchasing;

(c) Satisfying any obligations for Tax-Related Items as set forth in Section 8 below;

(d) Providing all required information for depositing Shares into the applicable brokerage or similar account; and

(e) Signing additional documents required by the Company to effective exercise of the Option.

Your exercise will not be deemed complete until each of these obligations has been satisfied.

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5. Permitted Consideration. You may pay the Exercise Price in any combination of the following:

(a) by cash or cash equivalent acceptable to the Company, such as personal check, ACH, or wire transfer;

(b) if the Common Stock is registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if permitted by applicable law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the U.S. Federal Reserve Board;

(c) by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a fair market value on the date of exercise of the Option equal to the exercise price of the Option; or

(d) such other consideration as the Board of Directors of the Company (or an authorized committee thereof) (the “Board”) may permit.

6. Expiration of Option on Termination of Service. On your Termination of Service, the vested portion of the Option may be exercised for three months after such termination (or one year in the event of your death or disability); provided that in no event can the Option be exercised after the Option Expiration Date set forth in the Grant Notice. It is your responsibility to be aware of the date the Option terminates following your Termination of Service.

7. Non-Transferability of Option. During your lifetime, only you can exercise the Option, unless the Board permits otherwise. The Option is not transferable except by will or by the applicable laws of descent and distribution, unless the Board permits otherwise.

8. Responsibility for Taxes.

(a) Regardless of any action taken by the Company or, if different, the company which employs you or to which you otherwise provide service (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Option and legally applicable to you or deemed by the Company or the Service Recipient in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) You agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient, as applicable, in connection with any relevant taxable or tax withholding event, as applicable, to satisfy any withholding obligation related to Tax-Related Items.

9. Option Not an Employment or Service Contract. Nothing this Agreement will be deemed to constitute an employment or other service contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any affiliate thereof or limit in any way the right of the Company or any affiliate thereof to terminate your employment or other relationship at any time, with or without cause.

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10. No Right to Damages. You will have no right to bring a claim or to receive damages due to the limited post-termination exercise periods for the Option, including if you fail to exercise the vested portion of the Option within the specified periods. The loss of existing intrinsic value or potential profit in the Option will not constitute an element of damages due to your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company to you.

11. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge that:

(a) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards;

(b) the value of the Option is an extraordinary item of compensation which is outside the scope of your employment or other service contract, if any, and does not replace any pension rights or other compensation;

(c) the Option is not part of normal or expected compensation for any purpose;

(d) the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty;

(e) if the Shares underlying the Option do not increase in value, the Option will have no value;

(f) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease, even below the exercise price; and

(g) neither the Company, the Service Recipient nor any affiliate of the Company or the Service Recipient will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or to the subsequent sale of any Shares acquired upon exercise.

12. Data Privacy.

(a) Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of the Company’s stock or directorships held in the Company, details of all equity awards granted to you or any other entitlement to shares or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the legitimate purpose of implementing, administering and managing the Option. Where required, the legal basis for the collection and processing of Data is your consent.

(b) Stock Plan Administration and Stock Plan Administrator. You understand that the Company may transfer Data to a third-party stock plan administrator/broker (“Stock Plan Administrator”), which assists the Company, presently or in the future, with the implementation, administration and management of the Option. You may be asked to agree on separate terms and data processing practices with the Stock Plan Administrator.

(c) International Data Transfers. The Company and the Stock Plan Administrator may be based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. Where required, the Company’s legal basis for the transfer of Data to the United States, including to the Stock Plan Administrator, is your consent.

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(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your Option, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained until after your Termination of Service, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Receipt of the Option is voluntary and you are providing the consents herein on a voluntary basis. You understand that you may request to stop the transfer and processing of the Data with respect to the Option and that your service relationship with the Company or the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company may not be able to allow you to hold the Option. You understand that the Data will still be processed in relation to your employment or service relationship for record-keeping purposes.

(f) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data that the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarifications regarding these rights or to exercise these rights, you can contact the Company’s Chief Executive Officer.

13. Insider Trading/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, your country, your broker’s country and/or the country where the Shares may be listed, which may affect your ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., the Option) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (1) disclosing the inside information to any third party and (2) “tipping” third parties or otherwise causing them to buy or sell Company securities; “third parties” includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. It is your responsibility to comply with any applicable restrictions and you are advised to speak to your personal advisor on this matter.

14. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and on any Shares acquired under the Option, to the extent the Company determines it is necessary or advisable to comply with applicable laws or facilitate a Change in Control of the Company. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of grant, vesting and exercise of the Option or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you must fulfill.

15. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate with respect to the Option through any online or electronic system established and maintained by the Company or a third party designated by the Company.

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16. Changes to Company’s Common Stock.

If the Company undertakes a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or similar change in the Company’s corporate or capital structure that results in (x) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (y) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Company will make proportional adjustments in the number and kind of securities that are subject to the Option and the exercise price of the Option, without any change in the aggregate exercise price, as necessary to prevent the diminution or enlargement of rights under this Agreement. The determination by the Company as to the terms of any of the foregoing adjustments will be conclusive and binding. For clarity, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, the Option.

17. Foreign Asset/Account Reporting Requirements and Exchange Controls.

To the extent you reside outside the United States, your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares purchased under the Option or cash received in connection therewith (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired thereunder) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of the Option to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations, and you are advised to consult your personal legal advisor for any details.

18. Termination Date under Foreign Employment Laws.

To the extent required by applicable law, for purposes of the Option, Termination of Service will be considered to occur as of the date you are no longer actively providing services to the Company, or, if different, one of its subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) (the “Termination Date”). Unless otherwise determined by the Company or set forth herein, (i) your right to vest in the Option, if any, will cease as of the Termination Date, and (ii) your right to exercise the Option after Termination of Service, if any, will be measured from the Termination Date, and in either case, the Termination Date will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Actively providing services during only a portion of the vesting period prior to a vesting date shall not entitle you to vest in a pro-rata portion of the unvested Option that would have vested as of such vesting date or extend the date from which your right to exercise any vested and outstanding portion of the Option after your Termination of Service is measured, nor will it entitle you to any compensation for the lost vesting and/or lost right to exercise. The Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option (including whether you may still be considered to be providing services while on a leave of absence) and, thus, the Termination Date, and such determination will be conclusive and binding.

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19. Compliance with Laws Applicable to Exercise of the Option.

The exercise of the Option must also comply with applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations. Unless there is an available exemption from any other registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with applicable laws.

20. Miscellaneous.

(a) Successors and Assigns. The rights and obligations of the parties hereunder will be binding on and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(b) No Rights as Stockholder. The Option does not entitle you to any rights as a stockholder of the Company prior to issuance of shares of Common Stock thereunder, including the right to vote any shares or to receive dividends or dividend equivalents.

(c) Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement will be in writing and will be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail (or comparable non-U.S. postal service) as certified or registered mail with postage prepaid, addressed to the party to be notified at the party’s address on record with the Company.

(e) Recoupment. The Option will be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Stock or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into this Agreement.

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